EXHIBIT 99.4

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433
Registration No. 333-117099

Arch Capital Group Ltd.

Non-Cumulative Preferred Shares, Series A

Final Term Sheet

Issuer:	Arch Capital Group Ltd.
Security:	8.00% Non-Cumulative Preferred Shares, Series A
Size:	$200,000,000 (8,000,000 shares)
Maturity:	Perpetual
Ratings (Moody’s / S&P / Fitch):	Baa3 / BB+ / BBB-
Type of security:	SEC Registered
Dividend rights:

8.00% of the liquidation preference per annum, when, as and if declared by the board of directors, on a non-cumulative basis. If declared, the dividend payable on the period from February 1, 2006 to May 15, 2006 would be $0.57 per preferred share.

Dividend payment dates:	February 15th, May 15th, August 15th, November 15th, commencing on May 15, 2006.
Optional Redemption:	On or after February 1st, 2011 at $25 per share (subject to certain exceptions described in the prospectus supplement)
Liquidation preference:	$25 per share
Estimated net proceeds:	$192 million
Trade Date:	January 25, 2006
Settle:	February 1, 2006 (T+5)
Public Offering Price:	$25 per share
Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc.
Co-Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., UBS Securities LLC, Wachovia Capital Markets, LLC, Credit Suisse Securities (USA) LLC,
CUSIP:	G0450A147
Listing:	Arch intends to apply to have the preferred shares approved for listing on the NYSE.

Dividends paid on the Series A Non-Cumulative Preferred Shares should qualify as “qualified dividend income” if, as is intended, the Series A Non-Cumulative Preferred Shares are approved for listing on the NYSE. Qualified dividend income paid before January 1, 2009 to certain shareholders is subject to tax at long-term capital gain rates. Dividends paid on the Series A Non-Cumulative Preferred Shares to U.S. corporate shareholders will not be eligible for the dividends-received deduction. There is a risk that dividends, if any, paid prior to the listing of the Series A Non-Cumulative Preferred Shares on the NYSE may not constitute qualified dividend income.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and a preliminary prospectus supplement if you request it by calling Merrill Lynch toll-free at 1-800-248-3580 or calling JPMorgan collect at
1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.